Exhibit 21 - Subsidiaries of Registrant

                                                        State of Incorporation
Name of Subsidiary                                          or Organization
------------------                                          ---------------

Your Community Bank                                             Indiana
  CBSI Holdings, Inc.                                           Nevada
  CBSI Investments, Inc.                                        Nevada
      CBSI Investment Portfolio Management, LLC                 Nevada
  CBSI Development Fund, Inc.                                   Indiana
  First Community Service Corporation                           Indiana
      Nelson Service Corporation                               Kentucky

The Scott County State Bank                                     Indiana